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                                                                EXHIBIT 10.5

                                    AGREEMENT

                                     BETWEEN

                             UNITED REFINING COMPANY


                                       AND


                               INTERNATIONAL UNION

                             OF OPERATING ENGINEERS,

                                  LOCAL NO. 95

            Effective                             February 1, 1996
            Termination                           February 1, 2001
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                                TABLE OF CONTENTS

Preamble .................................................1

Article 1: Union Recognition and Management Rights .......1

Article 2: Wages .........................................4

Article 3: Hours of Work and Overtime ....................5

Article 4: Holidays ......................................8

Article 5: Seniority .....................................9

Article 6: Time Off With Pay ............................15

Article 7: Union Committee and Union Activities .........19

Article 8: Problem Adjustment Procedure .................20

Article 9: Military Service .............................21

Article 10: No Strike ...................................21

Article 11: Equipment, Safety and Health ................22

Article 12: Department Lists ............................25

Article 13: Education Fund ..............................25

Article 14: Duration ....................................25

Appendix A: URC Hourly Wage Rates .......................27

Appendix B: Substance Test Limits .......................30

Appendix C: Benefit Change: .............................31

Appendix D: Christmas Bonus .............................31

Appendix E: Maintenance Breaker .........................31

Appendix F: Operations Proficiency Program ..............32

Appendix G: Departmental Lines of Progression ...........33


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                                    AGREEMENT

                                    PREAMBLE

      This Agreement, entered into as of the 1st day of February, 1996, at Warren, Pennsylvania, between UNITED REFINING COMPANY, a corporation with main offices and plant in the City of Warren, Pennsylvania, or its successor, hereinafter referred to as "Company," and the INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL NO. 95, hereinafter referred to as "Union."

      WHEREAS, the majority of the production and maintenance employees of the Company have heretofore organized themselves into said Union and said Union has been certified by the National Labor Relations Board as the exclusive bargaining agent for all said production and maintenance employees as to their rates of pay, wages, hours of work and other conditions of employment:

      NOW THEREFORE, the parties to this Agreement, after conference for the purpose of continuing and improving the relations between the Company and said employees with respect to rates of pay, wages, hours of work and other conditions of employment, state that:

      1. The Company and the Union agree that pursuant to Executive Order 11246 (30 FR 12319, September 28, 1965) and CFR, Chapter 60, they will not discriminate against any employee or applicant because of race, color, religion, age, physical or mental handicap, national origin or sex, except in those instances where it can be proven that sex, or the absence of a physical or mental handicap, is a bona fide occupational qualification necessary to the operation of the business. The use of the masculine gender in any provisions of this Agreement will not be deemed to indicate any distinction based on sex. Such use of a masculine gender will be deemed to include the feminine gender wherever it is found.

      2. Guarantees against discrimination will apply to hiring and recruitment, upgrading and promotion, apprenticeship, job training, transfer, layoff, rehire and discharge, and

      3. Both the Company and the Union will make every effort to comply with both the letter and the spirit of both State and Federal legislation and regulations, and further agree as follows:

                                    ARTICLE 1
                     UNION RECOGNITION AND MANAGEMENT RIGHTS

101. During the term of this Agreement, the Company recognizes the Union as the exclusive bargaining agent for the aforesaid classes of employees with respect to rates of pay, wages, hours of work and other conditions of employment applicable thereto. The Company will not interfere with the right of its employees to become members of the Union and agrees that there will be no discrimination, interference, restraint, or coercion by it or any of its agents against any employees because of their membership or lawful activity in the Union, except as hereinafter provided.

101.1 Union Representation:

Section 1:

Authorized representatives of the Union shall have access to the refinery and areas defined in Paragraph 103.2 with an advance request of at least 24 hours given to the Vice President of Human Resources provided they display proper identification and sign in and out and do not interfere with the work of the employees, and further provided that such representatives fully comply with the visitor and security rules established for the refinery. The Company shall have the right to establish other reasonable rules and procedures governing access by Union representatives.
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Section 2:

The stewards shall, in addition to working in their regular classification, be permitted to perform, during the workday, only such union duties as cannot be performed at other times. The duties of the steward shall be performed as expeditiously as possible, and the Company agrees to allow the steward a reasonable amount of time for the performance of such duties. The Company shall not discriminate against the steward in the proper performance of the steward's union duties. The steward shall not leave the work area without first notifying the appropriate supervisor and receiving his approval. Such approval will not be unreasonably withheld.

102.1 For the first six (6) months following the date of first employment, an employee will be considered as probationary, during which six (6) months he will not be considered as a regular production or maintenance employee. Any decision as to the continuance of his employment or discharge therefrom will be at the sole discretion of the Company; provided, however, that as a condition of continued employment, after the first thirty (30) days employment, an employee will become a member of the Union and remain a member in good standing for the duration of this Agreement.

102.2 For the purpose of effecting the procedure set forth in the preceding Paragraph 102.1 of this Article, the Union agrees to accept into membership all such new employees who are continued in the employment of the Company after their first thirty (30) days, without limitation or qualification, and further agrees that the total cost of such membership will not be more than the regular initiation fee plus regular membership dues at the same monthly rate that all other members of the Union are required to pay as a condition of being members in good standing.

102.3 The Company will require, as a condition of hiring, all new employees to sign an authorization card authorizing the Company to make monthly payroll deductions covering the initiation fee and the regular monthly membership dues during the duration of this Agreement.

The Union shall have a representative present at the initial meeting when employees are first hired to inform them of the terms and conditions of this Agreement.

Upon receipt of a written request from any employee, the Company will cooperate with the Union in the collection of dues by deducting from the wages due said employee each month the regular monthly dues specified in the request and will continue to make such deductions monthly unless and until written instructions to the contrary are received from said employee, it being within the discretion of the employee to determine whether such deduction will be made from the first or second pay each month.

All money so deducted by the company will be paid to the Secretary of the Union not later than the Tuesday following the second pay day in each month.

103.1 Employees hired for construction work upon Company property, or other special jobs of similar nature, are expressly excluded from the provisions of this Agreement. Hence, prior to the starting of any construction work or other special jobs on Company premises, the Company will meet with the Union Committee for the purpose of determining the nature of the work contemplated and whether or not employees specially hired for the work will be considered as temporary and special employees or regular operating maintenance employees.

103.2 The operation and maintenance of the Crude Oil Pipeline from and including our pump station in West Seneca, New York, south to the refinery in Warren, Pennsylvania, will be covered by the terms of this Agreement, with the exception of the part-time security personnel which are expressly excluded from the terms of this Agreement.

104. The Company agrees to discuss with the Union any and all jobs which the Company assigns to outside contractors, prior to commencement of such work. The Company will provide the Union with at


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least 24 hours notice prior to subcontracting bargaining unit work when circumstances permit such notice. However, it is understood and agreed that the Company's right to contract includes, but is not limited to the following:

      1. Where such work is required to be sublet to maintain a legitimate manufacturer's warranty; or

      2. Where the subcontracting of work will not result in the termination or layoff, or the failure to recall from layoff, any eligible permanent employee with commensurate skills; or,

      3. Where the employees of the Company lack the skills or qualifications or the Company does not possess the requisite equipment for carrying out the work.

104.1 Company employees not covered by this Agreement will not be permitted to perform work customarily performed by production or maintenance employees covered by this Agreement, except in emergencies or for the purpose of instruction.

105. Any employee transferred or promoted into a supervisory capacity and any employee transferred to any office department or put on salary will withdraw from membership in the Union. Any employee re-entering the bargaining unit who has previously been in the Union will enter as per Article XV, Section 4(d) of the International Union of Operating Engineers' Constitution, which is as follows:

      Any member entering a Local Union on a withdrawal card shall pay the difference in initiation fee as herein before provided in the case of clearance cards. If he shall enter said Local Union within a period of time less than thirteen (13) months dated from the month in which the withdrawal card was issued, he shall be required to pay all dues and assessments accruing in such period of time in the Local Union which issued the same, and said dues and assessments shall be paid to the Local Union admitting the member and shall be forwarded to the Local Union which issued the withdrawal card. At the same time he shall pay an assessment of Ten ($10) Dollars or such amount as shall be fixed by the General Executive Board, Fifty (50) per cent of which assessment shall be forwarded by the Local Union to the General Secretary-Treasurer. Members who enter said Local Union during the thirteenth (13th) month following the month in which the withdrawal card was issued shall be considered as having been on withdrawal for exactly one (1) year.

      If the member shall enter said Local Union after more than thirteen (13) months since the issuance of the withdrawal card, he shall pay an assessment of Ten ($10.00) Dollars or such amount as shall be fixed by the General Executive Board, and a similar amount for each successive year or part thereof, Fifty (50) per cent of which assessment shall be forwarded by the Local Union to the General Secretary-Treasurer. Provided, however, the total payment so required shall not exceed the amount of the regular current initiation fee in the Local Union to which the application is made.

      All members of the International Union who have been granted withdrawal cards by their Local Unions and were then in good standing in the Death Benefit Fund may continue their good standing therein by paying on or before June 1 of each year, in advance and directly to the General Secretary-Treasurer, the sum of Nine ($9.00) Dollars per annum, but they shall not be in good standing in any other respect. Provided, however, members initiated on or after July 1, 1973, shall not participate in the Death Benefit Fund.

106. Management of the Company and the direction of the work force is exclusively vested in the Company except as limited by the terms of this Agreement.


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106.1 COMPANY RULES: The Company shall continue to have the right to publish reasonable rules and regulations from time to time. However, such rules and regulations shall not conflict with the express terms of this Agreement. Furthermore, the Company agrees to give advanced notice to the Union committee of any new rules and regulations or changes in ones in effect now. The Union shall have the right to question the reasonableness of such rules and regulations or the application thereof.


                                    ARTICLE 2
                                      WAGES

201.  The Wage Scale Schedule adjusted by the following:

      3.0% Increase February 1, 1996 Excludes Labor Rates
      3.0% Increase February 1, 1997 Excludes Labor Rates
      3.0% Increase February 1, 1998 Excludes Labor Rates
      3.5% Increase February 1, 1999 Includes Labor Rates
      4.0% Increase February 1, 2000 Includes Labor Rates

201.1 PAYDAY: The Company will continue its biweekly system of payment of wages and payday shall be every other Thursday. The Company will make every reasonable effort to have the checks available to employees by noon on payday.

201.2 MAKE-UP PAY: When any hourly employee has been shorted by $25.00 or more gross, and the mistake is brought to the Company's attention no later than noon Monday following payday, he shall receive a make-up check for the amount of the mistake no later than 4:00 P.M. Tuesday following the payday.

202. The normal schedule for shift workers will be based on an average 42 hour week, but no distinction will be made between the various days of the week. The regular working hours will be from 6 A.M. to 2 P.M., 2 P.M. to 10 P.M. and 10 P.M. to 6 A.M.

Relief for employees working the 6 A.M. to 2 P.M., the 2 P.M. to 10 P.M. and the 10 P.M. to 6 A.M. shifts will be made on the job at 6 A.M., 2 P.M. and 10 P.M. However, relief will be considered as being made at the proper time if made not more than fifteen (15) minutes prior to the scheduled time. Should it be necessary for an employee to have or make an earlier or later relief because of some emergency condition, permission for such unusual relief should be requested from the employee's supervisor.

202.1 In addition to the job rates listed in the Wage Scale referred to in
Section 201 of this Article 2, effective July 1, 1981, shift employees when working the 2 P.M. to 10 P.M. shift will receive an additional fifty (50) cents per hour, and when working the 10 P.M. to 6 A.M. shift will receive an additional one dollar ($1.00) per hour.

202.2 Shift differentials will be applicable to Maintenance Department employees in the following situations: (1) when Maintenance Department employees work in excess of eight (8) hours, the applicable shift differential will apply. (2) When any Maintenance employees work other than the normal or posted scheduled day shift they will be paid the applicable shift differential (any day shift will start between 6:00 A.M. and 8 00 A.M.), i.e., between the hours of 2:00 P.M. and 10:00 P.M. they will receive a shift premium of fifty (50) cents per hour and the hours between 10:00 P.M. and 6:00 A.M. will receive a shift premium of one dollar ($1.00) per hour. Shift differentials will be added to the hourly base rate in computing overtime and holiday pay, as well as regular pay for hours actually worked, but will not be considered in the computation of vacation pay, make-up pay or sick pay under the Workmen's Compensation Make-Up Pay Benefit Plan or the Sick Pay Benefit Plan. Shift differentials will not apply in any case or for any purpose to hours not actually worked.


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                                    ARTICLE 3
                           HOURS OF WORK AND OVERTIME

301. It is the expressed intent and aim of the Company to continue in effect the hours of employment being worked as of the date of this Agreement, viz., an average of forty-two (42) hours per week for Operating Departments and forty
(40) hours per week for the Maintenance Department. However, the Company hereby expressly reserves the right in case of changed business conditions, or for any other reason or reasons, to increase or decrease the number of hours of employment per workweek. Before putting into effect any change in the number of hours per workweek, nevertheless, the Company will meet with the Union Committee for the purpose of explaining the necessity for such changed hours.

302. "Workweek" is hereby defined as the period starting at 6:00 A.M. on Monday and extending through to 6:00 A.M. the following Monday. "Workday" is defined as the period starting at 6:00 A.M. and extendIng to 6:00 A.M. the following day. For all hours worked in excess of forty (40) in any one (1) workweek or for hours worked in excess of eight (8) in any one (1) workday or when over eight
(8) consecutive hours are worked, the employee shall be paid at the rate of one and one half (1-1/2) times the regular rate of pay for the job in which overtime is incurred. The Company has established a five (5) day week schedule , Monday through Friday, for the Maintenance Department with no Maintenance Department employees regularly scheduled for Saturday work. The normal starting time for the Maintenance Department will be 7:30 A.M. Eastern Standard Time and 7:00 A.M. Daylight Savings Time. The Company reserves the right that should conditions change, the Company will schedule Maintenance men as required for the work to be done. When the need arises for the Maintenance Department to work other than their normally scheduled hours, they will work 6:00 A.M.-2:30 P.M., 2:00 P.M.- 10:30 P.M., and 10:00 P.M.-6:30 A.M. These hours will include a 15 minute break, a 30 minute lunch, and 20 minutes of cleanup time. The Company will make a reasonable effort to provide as much advance notice as possible of any schedule change and that at no time will a schedule be changed for the purpose of avoiding overtime.

303. A callback occurs when an employee is called back for extra duty after punching out, he will be paid for the time worked at one and one-half (1-1/2) times his regular rate, plus any applicable shift differential, except that he will be guaranteed four (4) hours at straight time. In the case of each callback, the difference between hours worked and four (4) hours will be made up at base rate. It is understood and agreed, however, that such callback pay for extra duty work will apply only to time worked when an employee is called back to work and is not applicable to time spent during requested or suggested attendance at lectures, rallies, and other meetings of that nature.

303.1 No callback occurs when an employee is requested, before completing a regularly scheduled period of work, to report back to the Company premises for extra duty over and beyond his regularly scheduled period of work for the particular day involved. If an employee is so requested to report back, he will be scheduled for and will receive a minimum of two (2) hours of overtime for the scheduled work assignment. If agreed by the respective supervisor and employee, the employee can clock-out at the completion of an assignment if less than two
(2) hours and will be paid for the actual time worked. However, it is understood that an employee who reports on a fire call will be deemed to be on a callback. In the event an employee is called back and must proceed out of town for necessary work at a terminal, station, etc., and the work required extends past midnight, the employee has the option of completing the necessary work and returning home or he may elect to remain at a nearby motel. If he remains, the lodging, as attested to by receipt and cost of meals per the schedule in Section 308 of Article 3 will be paid by the Company.

303.2 When scheduled overtime is required of the oil movements Pumper II for railroad tank car switching, the following hours of work and pay will apply:

They will be scheduled for and will receive a minimum of two (2) hours of overtime for the scheduled work assignment. The employee will be assigned work for the two (2) hour period.


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If agreed by the respective supervisor and employee, the employee can clock-out at the completion of an assignment if less than two (2) hours and be paid for the actual time worked.

303.3 An early time call for operations personnel will be treated as a callback if the employee is not notified more than eight (8) hours before he is scheduled to report to work.

304. On occasion certain employees are required, because of emergency situations arising from time to time, to work longer hours per day than the established schedule calls for. The Company, therefore, hereby declares it to be part of its policy that employees working under these conditions will not be penalized by being laid off in order to keep their total hours in any particular week within a set limit and that they will be permitted to work their regularly scheduled hours per day and per week, regardless of extra time worked over and above their scheduled hours in any one (1) day.

305. The Company will make reasonable efforts to equalize scheduled overtime. Overtime will be distributed equally among the employees regularly assigned to the type of work required. When an employee refuses to work overtime, the number of hours offered will be counted the same as overtime worked. However, Maintenance Department employees will only be charged for scheduled overtime hours refused if they are given notice of the need to work overtime more than four (4) hours before the end of their last scheduled shift worked on the day preceding the day on which the overtime is to be worked. If an employee is inadvertently by passed he will be assigned to the next appropriate overtime opportunity. Records of overtime hours worked will be accessible for inspection. Excused absences will be recorded accordingly.

305.1 When overtime, other than scheduled, is required in the Maintenance Department on a given job, the Senior man in that classification on that job shall be asked first, then going by seniority until a man or men have volunteered. If no one volunteers, a man or men on that job will be assigned to the overtime by reverse seniority.

305.2 In the Operations Department, when overtime is required, the operators in that classification will be given first choice over a maintenance sub if there is no increased cost to the Company. The Company reserves the right to use subs when it results in cost savings to the Company.

306. After an employee has worked two (2) hours or more at the end of and in addition to his scheduled workday, the Company will provide and pay for such a meal as can reasonably be obtained and at four (4) hour intervals thereafter.

In an emergency situation when an employee is called out for extra duty before his regular work schedule and misses a regular meal thereby, the Company will provide and pay for such a meal as can reasonably be obtained. If he has not been able to make the customary arrangements for his mid-day meal, the Company will provide and pay for such a meal as can reasonably be obtained.

When an employee is called out for extra duty after his regular work schedule and misses a regular meal thereby, or after the first four (4) hours if after regular meal times, the Company will provide and pay for such a meal as can reasonably be obtained and at four (4) hour intervals thereafter.

Any employee entitled to meals at Company expense as provided for in the forgoing shall be allowed time for obtaining and eating such meals as follows:

      (a) If the employee is required to remain on the job, he will be paid for the time to eat the meal to the extent of thirty (30) minutes at the applicable premium rate.

      (b) If the employee leaves the job to obtain a meal and is requested to return to work immediately after eating the meal, he will be paid for such time to the extent of one (1) hour at the applicable premium rate to obtain and eat the meal. If the employee leaves the Company's


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      premises to eat a meal, the employee will not be entitled to a meal ticket until four (4) hours or more of actual time worked and then at four (4) hour intervals thereafter.

      (c) In the event that any of the meals as herein provided are not furnished, then the employee will receive a meal ticket valued at $5.00 for each meal not so furnished. This meal ticket will be issued at the time the employee qualifies for it. In order to pay for the above meals, the Company will provide the employees due meals with meal tickets good at local restaurants selected by the Company. These tickets do not necessarily have to be used when issued and are good for up to $5.00 in food and are not redeemable for cash in whole or part.

      (d) Meal tickets to be redeemable for groceries at all Kwik-Fills, Company-operated Keystone stations and Company-operated Red Apple marts. No discounts to apply.

307. If an employee is called back to work on his scheduled day or days off prior to the start of a paid vacation period or at the end of his paid vacation period, he shall be paid at time and one-half (1-1/2) for the time worked prior to, or at the end of, that scheduled vacation period. Vacation will count as time worked when computing daily or weekly overtime. When an employee is called out during an emergency while on vacation, they will be paid at the rate of one and a half (1.5) for time worked, plus vacation pay or choice of time off for full days only.

307.1 When an operator works any of his scheduled days off he will be paid at least time and one half for hours worked. This time will not count as time worked in computing weekly overtime and is not meant to change any other articles of the Contract.

307.2 Article 3, Paragraph 307.1 of the Collective Bargaining Agreement will apply to Maintenance Department employees who hold Operations sub jobs, under the following circumstances: When a substitute is actually working his or her sub job for a full shift, and as part of that schedule is required to work scheduled days off, he will receive pay according to Articles 3, Paragraph 307.1.

308. If an employee is required to be out-of-town overnight for Company purposes, he will be paid for any meals per the following schedule:

      Breakfast .................$ 4.50
      Noonday Meal ................5.50
      Evening Meal ...............13.00
      Overnight Snack .............4.50

However, any employee required to be out-of-town during a regularly scheduled workday will furnish his own meal, except that in the event that he is required to be out-of-town and does not arrive back in Warren prior to two (2) hours past the regular quitting time, the Company will pay for his evening meal, per the above schedule.

309. Work schedules for the Maintenance Department on weekends will not be less than four (4) hours in length. In an effort to equalize call-backs on weekends, a sign-up sheet will be maintained by the foremen for any employee to indicate their availability by 4:00 p.m. Thursday. However, if the supervisor and employee agree, the employee may leave after completing his work assignment and be paid for the time worked. In any event, he shall be paid for a minimum of two
(2) hours, whether he works it or not.

310. An employee not notified, prior to 10:00 P.M. the night before that he need not report for overtime work as previously instructed, shall have the option of working two (2) hours or leaving.

311. Voluntary shift change: Operators within the same classification will be permitted to change shifts voluntarily for an entire 8 hour shift with prior approval of their unit supervisor. This will not count as


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a 'swing' as defined under paragraph 312, and the individuals who voluntarily change shifts will not receive time and one-half due to this change.

312. Rest period between shifts: Employees shall have a minimum of 8 hours off from the completion of a shift to the beginning of the next shift, unless agreed to otherwise by the affected employee and his supervisor. If the employee receives less than 8 hours off between shifts, those hours worked within the 8 hour rest period will be paid at least time and one-half with applicable shift premium.

In the Maintenance Department only two (2) shift swings will be permitted in any one Monday to Monday work week, except in the case of emergencies. In the Operations Department only two shift swings will be permitted in any scheduled shift, which included days off prior to and following that shift, except in cases of emergencies.

                                    ARTICLE 4
                                    HOLIDAYS

401   The following named holidays will be recognized by the parties hereto:

New Years Day                           Thanksgiving Day
Good Friday                             First Day of Pa. Antlered
Last Monday in May                        Deer Season
Independence Day                        One-half (1/2) day, the
Labor Day                                 day before Christmas
                                        Christmas Day

401.1 In addition to the above listed holidays, an employee having six (6) months or more Company seniority may select two (2) personal holidays of his choosing any time during the calendar year. Such holidays are to be scheduled and approved by the employee's foreman so as not to interfere with scheduled vacation weeks or shifts or the orderly operation of the plant. Employees with 12 months perfect attendance and no tardiness will earn one additional personal holiday. The 12 month period will be a rolling year where an employee who misses a day starts a new perfect attendance year the following month. Personal holidays earned must be taken within six months after earning.

Personal holidays must be taken in the form of time off from work with pay. If the personal holidays to which an employee is entitled in a given calendar year are not used prior to September 1 of that year, or scheduled in advance of September 1 for use during September, October, November or December, they will be assigned by the department foreman. Employees on long term disability are not entitled to personal holidays.

If an employee is signed up for personal holidays and is prevented from utilizing these personal holidays by December 31 of that year because of personal illness or injury or company cancellation of such holiday, he shall be allowed to take the days off within six (6) months of his return to work.

401.2 Maintenance employees can utilize one personal holiday by taking time off without pay during the year and then be paid for the time when they have used eight hours or at the end of the year. Time off must be taken in at least one hour increments.

402. Employees not required to work on the days on which the above holidays are observed will receive eight (8) hours holiday pay at their base hourly rate (which shall exclude any shift differential) or four (4) hours in the case of the day before Christmas, provided, however, that to receive such holiday pay an employee, except in case of his sickness, vacation, personal holiday or death in his immediate family, will work his regularly scheduled hours on both the scheduled day before and the scheduled day after such holiday in accordance with the regular work schedule, and, in the case of the day before


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Christmas, the four (4) scheduled hours that day must be worked in addition to the scheduled days immediately before and after the holiday.

402.1 If an employee is on workers' compensation he will be made whole for any holiday excluding December 24th. The Company will pay the difference between his compensation pay and what his holiday pay would have been at eight hours at his regular rate.

403. Employees required to work on any of the above holidays, excluding personal holidays, will, in addition to holiday pay of eight (8) hours, or the four (4) hours for the day before Christmas, at their base hourly rate, receive pay at the rate of one and one-half (1 1/2) times their regular hourly rate, for the work performed. For shift employees time and one-half (1 1/2) for the one-half (1/2) day holiday will be paid for the first four (4) hours of the regularly scheduled shift, and for Maintenance Department employees, the last four (4) hours of the regularly scheduled shift. However, if a holiday falls after the employee has already worked forty (40) hours, he will, in addition to the above, receive one-half (1/2) the number of hours worked at one and one-half (1 1/2) times his regular hourly rate.

403.1 If you are scheduled to be off and are called out on a holiday, you shall receive double time plus premium pay.

        404. For Maintenance Employees, the holidays which fall on a Saturday shall be observed and paid on the previous Friday and holidays which fall on Sunday shall be observed and paid on the following Monday. All Operations Employees will receive Holiday and premium pay only for the Calendar Holiday for the purpose of computing weekly end daily overtime.

405. When a holiday falls on a day on which an employee would work his regularly scheduled hours, but for the fact that it is a holiday, the employee will receive credit as time worked for the purpose of computing weekly overtime, for the number of hours he would be regularly scheduled to work on that day.

406. If any of the aforementioned holidays fall within an employee's approved vacation period, that period being no less than one scheduled work week, he has the options of: (1) receiving his holiday pay for (8) eight hours, plus his vacation pay, or (2) may request to take his holiday off immediately prior to or following his vacation.

406.1 If any of the aforementioned holidays fall within an operating employee's approved vacation days, and the days off prior to and following the approved vacation days, being no less than one scheduled shift, the employee has the option of: (1) receiving holiday pay for eight hours, plus any other pay to which the employee is entitled on that day, or (2) requesting an additional day off for the holiday immediately prior to or following the scheduled days off in that period.

407. Holidays will be considered as running from 6:00 A.M. on the morning of the holiday to 6:00 A.M. the following morning, except with respect to the day before Christmas which shall be treated as provided in Section 402 and 403 of this Article.


                                    ARTICLE 5
                                    SENIORITY

501 "Seniority," as the term is used in this Agreement, is composed of four (4) types: (a) Company, (b) Plant, (c) Departmental and (d) job.

501.1 "Company Seniority" is the length of time an employee is in the continuous employment of the Company.

501.2 "Plant Seniority" is the length of time an employee has worked in the unit bargained for by the Union, and will be coextensive with seniority in the "Laborer" classification in the Maintenance Department. Plant seniority is used in determining vacation rights for Maintenance Department employees only.

501.3 "Departmental Seniority" is the length of time an employee has worked in any particular department of the Company.

501.4 "Job Seniority" is the length of time an employee has worked in any particular job in a particular department of the Company. Job Seniority is used in determining vacation rights for Operations Department employees only.

502. Any employee entering the bargaining unit from another department of the Company will maintain his accrued company seniority; but for the purpose of job bidding and layoffs, plant seniority will govern.

503. Layoffs by reason of reduction in force or for any reason beyond the control of the employee and followed by re-employment per the below schedule, will not be considered as an interruption of continuous employment for the purpose of computing plant and company seniority and also applies to the length of time following layoff for which an employee shall have recall rights and bridging of seniority.

More than 6 month/less than 1 year .......3 months
1 through 3 years service ................6 months
4 through 5 years service ................9 months
6 through 8 years service ................2 years
9 through 11 years service ...............3 years
over 11 years service ....................4 years

The Company agrees to provide the Union and affected employees at least a two
(2) weeks notice in advance of a layoff.

503.1 Job seniority, as defined above, will start to accrue only after the employee has received the pay rate for thirty (30) days in a particular job, provided, however, that in situations where an employee, having been awarded a different job classification, is prevented from assuming that job because of having to break in a replacement, or for any other Company reason, his seniority in his new job classification will start to accrue from the date he would have assumed the new job had he not been retained to break in a replacement or for any other Company reason. Upon receiving the rate for thirty (30) days, the employee will be credited with thirty (30) days seniority, plus any additional seniority due him. For seniority pertaining to substitute jobs, see Section 520.

503.2 If an employee who is on layoff fails to report his intentions to the Personnel Office within three (3) working days of notice of recall, and fails to return to work within five (5) working days of such notice, he shall be deemed to have quit and will lose all seniority rights. Notice of recall shall be by registered mail with return receipt, addressed to employee as it appears on the Company records. Employees will be responsible for keeping the Company advised as to their current address. The Company will advise the Union Committee prior to notice or notices of recall.

504. In filling vacancies seniority will govern when ability as determined by the Company is substantially equal, it being the expressed policy of the Company in such situations to, whenever possible, give preference on the basis of seniority rights. The term "ability" as used throughout this Agreement will mean not only the ability to fill the job presently open but the potential ability to become proficient at that job through exposure to it within a reasonable period of time.

504.1 Promotions and demotions in all departments will be based on departmental seniority when ability as determined by the Company is substantially equal among the eligible employees.

504.2 It is recognized there are lines of progression in each sub-division of the Maintenance Department with entry level positions, and employees bidding into higher classifications within a given line of progression must be in the line of progression for that vacancy. Past job seniority will be recognized in awarding jobs, after an employee has re-entered the sub-division at the entry level position. Past job seniority will not be recognized when awarding entry level jobs in sub-divisions of the Maintenance Department.

504.3 It is recognized there are lines of progression in each sub-division of the Operations Department with entry level positions, and employees bidding into higher classifications within a given line of progression must be in the line of progression for that vacancy. Past job seniority will be recognized in awarding jobs, after an employee has re-entered the sub-division at the entry level position. Past job seniority will not be recognized when awarding entry level jobs in sub-divisions of the Operations Department.

504.4 Sub-divisions in the Maintenance and Operations Departments shall be as shown in Appendix G and does not change any articles pertaining to bidding procedures.

505. All hourly paid job vacancies will be filled according to the following procedure:

The Company will post all job vacancies in the Daily Instruction Sheet, stating the job classification, and the rate of pay, as well as other jobs, if any, involved and at the same time notify an officer of the Union so that the same may be posted on the Union Bulletin Board. (Such postings in the Daily Instruction Sheet shall be for a seventy-two (72) hour period.) Any regular production or maintenance employee desiring the job will make application for the same to a foreman. All bids for the jobs will be in writing, in duplicate, signed by the employee bidding for the job, or by his proxy, and initialed by the foreman to whom the application was made and will be dated by such foreman as to the exact hour the bid is received. The duplicate copy will thereafter be delivered to the Secretary of the Union. From the applications received, the vacancy will be filled by the employee having a record of greatest departmental seniority in the department in which the vacancy exists in all cases when ability is substantially equal.

505.1 Job vacancies in classifications which have a set minimum level, and where the current complement is below that minimum level, will be posted within sixty
(60) hours of the vacancy occurring. The names of successful bidders will be posted no later than one hundred-twenty (120) hours after the closing of the job posting.

505.2 In the event the vacancy is not filled on the basis of departmental seniority, the vacancy will be filled on the basis of plant seniority when the ability of the applicants is substantially equal.

505.3 When there are no applicants for the job, the Company, in order to fill the job may in its discretion, utilize any of the following methods: It may select any qualified employee from the "Operation Pool" which will be deemed to consist of all employees holding the classification of Laborer, Mechanic Helper, Mechanic Helper Grade II or Utility Repairman and assign him to the job or a next lower classified operator from the unit which has the vacancy, or hire a new employee, or recall an employee from layoff, if anyone is on layoff, by normal recall procedures or if there is no one in the Operation Pool, select the least senior qualified employee in the Maintenance Department.

If there is no one left in the Operations Pool, and the Company must use this section in filling jobs because there are no applicants, the following procedure will be used:

      1) Appoint the least senior maintenance Department employee not already holding a sub job.

      2) When a permanent vacancy opens in the bottom classification in the Operations Department and there are no bids, the Company would appoint the person with the most senior sub classification to that job. If there are no subs available except those appointed in one (1) above, the Company would appoint the least senior Maintenance Department employee regardless of any sub job he or she might already hold.

505.4 Openings in the Operations Department may be bid on by all employees, with first preference being given Operation Department employees.

506. Promotions and transfers in the Maintenance and Operations Departments shall be considered as temporary for the period of sixty (60) days and thirty
(30) days respectively from the date of such promotion or other transfer, provided that when an employee is placed or transferred from one job classification to another and to a job with a higher wage rate, he will continue at his former rate of pay for a period of sixty (60) days, or until such time as he assumes the work and responsibility of the job to which he is transferred, whichever occurs sooner, but in no case before the start of the second day's work in the new job classification. It is not the intent of this Section 506. to in any way change the procedure for bidding jobs as set forth in Section 505. of this Article. Promotions and transfers in the Maintenance and Operations Departments shall be considered as temporary for the period of sixty (60) days and thirty (30) days respectively from the date of such promotion or other transfer, provided that when an employee is placed or transferred from one job classification to another and to a job with a higher wage rate, he will continue at his former rate of pay for a period of thirty (30) days, or until such time as he assumes the work and responsibility of the job to which he is transferred, whichever occurs sooner, but in no case before the start of the second day's work in the new job classification. It is not the intent of this Section 506.1 to in any way change the procedure for bidding in jobs as set forth in Section
505. of this Article 5.

506.1 The term "temporary" as used in this Article refers to the Company's prerogative of observing and evaluating an employee's performance in a new position for the purpose of determining whether an employee is satisfactorily performing in a new job. The Company will have the right to make such a determination, but any such determination will be subject to the grievance procedure.

507. In the event of any promotion or transfer and a return to the former job classification by an employee in any situation, every other employee advanced or transferred by reason of such initial transfer and return will be returned to his former job classification. The employee who turns down a job and returns to their previous classification is prohibited from bidding for a period of six months.

507.1 Any Operations employee who successfully bids a job will assume the job within a maximum of six (6) months.

Any Maintenance employee who successfully bids a job will assume the job within a maximum of three (3) months.

508. Any employee may decline a promotion without loss of any seniority rights or promotional privileges; however, an employee who has advanced in a definite line of progression beyond or ahead of an employee who has refused a promotion or beyond or ahead of an employee who has failed on a promotion will, for the purpose of promotions or demotions, continue to remain ahead of such other employee. An employee demoted because of incompetence will not carry back to the lower classification any job seniority acquired in the higher classification.

508.1 When an operator is appointed to the next higher sub classification and, upon that appointment, immediately expresses dissatisfaction to the Company, he will be returned to his previous classification when another employee qualifies for his sub classification through the Proficiency Program. The employee who replaces the appointed operator will remain senior to that individual for the purposes of bidding rights.

There will be four proficiency positions for each classification per unit, including 3A, 3B, 2A, 2B, and there can be eight No.2 proficiency positions at the FCC or as spelled out per unit.

Sub time will be divided equally as much as possible to provide both the sub and the employee with the proficiency rate the opportunity to perform the duties of the higher classification.

If two operators with the same job seniority express interest in the proficiency test and there is only one vacancy open, both individuals will be afforded the opportunity to take the test. If both pass the test, the rate will be awarded based on the flip of a coin.

509. In case of a job abolishment, the employee thus affected will return to such former job as his departmental seniority will allow; otherwise he will return to the Maintenance Department in the classification which he most recently held in that department, but in no case lower than the classification of Utility Repairman.

509.1 If any job is abolished and then reopened, the employee who last held the job prior to it being abolished shall have first opportunity to return to his former job before it can be put up for bid.

510. In the event it becomes necessary to reduce the number of employees subject to this Agreement, employees will be laid off on the basis of their plant seniority; the last man hired will be the first laid off irrespective of departmental seniority. Employees so laid off will be recalled for work in the reverse order of their layoff; the last man laid off will be the first man recalled.

510.1 The Company agrees to super seniority as follows: The Chief Steward, Assistant Chief Steward, Secretary Steward, and Treasury Steward of the Union shall have top seniority during their term of office. Such top seniority will apply in layoff and recall, as set forth in Paragraph 510.

Employees who may be elected or appointed to office in the Union, which requires him to be absent from duly with the Company, shall be granted a leave of absence up to five (5) years to work for the Union.

511. When a new department is created or a new job classification established with two (2) or more employees being put into that department or classification at the same time, the departmental seniority of such employees will begin as of the same date but for the purpose of subsequent promotions, demotions and layoffs, plant seniority will be recognized when ability, as herein defined, is substantially equal. Plant seniority will control for vacation period preference.

512. Effective 2/1/90, new employees not presently members of the Union will have a 20 year commitment to Operations after they have obtained an operator's classification other than entry level sub.

512.1 The following defines and sets forth the procedure and situation under which shift employees may enter the Maintenance Department. One (1) shift employee may transfer to the Maintenance Department as a Utility Repairman every four (4) months per calendar year, provided he has not less than eleven (11) years service on shift jobs and notifies the Company and the Union at least four
(4) months prior to January 1, May 1, or September 1, of any year, with the transfer to be effective on the January 1, May 1, or September 1, following the notice. If more than one (1) shift employee desires to make the transfer on the same date, the transfer will be granted to the person having the greatest departmental seniority. Once a shift employee has given his notice to transfer, he must complete the transfer. Any vacancies created by transfer of shift employees will be filled by regular bidding procedures; however, if no bids are received the vacancy will be filled as in like case under Section 505.4.

512.2 Operators coming out into the Maintenance Department after (11) eleven years are exempt from being appointed back into the Operation Department.

512.3 Operations Department employees who have returned to the Maintenance Department after eleven (11) years per Article 512.1 will, after one (1) year in the Maintenance Department, be given credit for 50% of their Operation Department seniority as maintenance seniority for bidding purposes.

512.4 Effective July 1, 1987, Maintenance employees bidding into the Operations Department, after one year in the Operations Department, will be given credit for 50% of their Maintenance Department seniority as Operations seniority for bidding purposes.

513. A shift employee who voluntarily requests a transfer to the Maintenance Department due to a physical or mental condition certified to by a Company physician and verified by a second physician, as being such as to make him unable to perform his job, will be transferred to the Maintenance Department with a classification as follows:

1 through 3 years shift work................Laborer
4 through 7 years shift work................Mechanic Helper
8 or more years shift work..................Utility Repairman

514. Minimum employee complement levels in certain Maintenance Department job classifications shall be as specified in Appendix A, Wage Rates. Within each Maintenance Department sub-division, if the Company maintains a higher level than the minimum in the upper classification, then the number of employees in the lower classification can be reduced by an equal number, as long as the total number of employees is equal to or exceeds the total for the minimum for all classifications within the sub-division. This is subject to reductions in accordance with Paragraph 510.

514.1 It is understood that no minimum or maximum figures will be placed on classifications of Utility Repairman, Mechanic Helper, Mechanic Helper Grade 2, or Laborer.

515. The Union Committee will at all times have the right to discuss with a representative or representatives of the Company, who will meet with it for that purpose, questions of fitness and ability, claims of favoritism or other matters pertaining to seniority where matters of promotion, demotion, transfer, discharge, or layoff are concerned.

515.1 In all questions effecting seniority rights the records of the Company will be made available and in case of a dispute such records will be conclusive.

516 The Company agrees that in the event of a controversy involving the ability of a person bidding in a job that person will be given forty-five (45) days in which to qualify.

517 In the event that any employee is transferred or promoted to a supervisory capacity or transferred to an office department or put on salary such employee will continue to accrue departmental seniority for up to maximum of six months after the date of transfer or promotion, but will not accrue such seniority beyond that six months until such time as he may re-enter the bargaining unit. Such an employee will retain all departmental seniority accrued prior to the date of such transfer or promotion plus additional seniority accrued thereafter up to the maximum of six (6) months of such additional seniority as aforesaid as long as he is employed by the Company.

518 The provisions of this Article 5 relative to filling vacancies and determining layoffs will NOT apply to the jobs of terminal attendant and helper at the Williamsport Terminal.

519. All employees will accrue the applicable seniority when absent from work because of leaves-of-absence, compensation, sickness or military service.

520. There will be a substitute for each job classification within an operating department.

520.1 With the exception of any department that has only one (1) job classification, the substitute for the top operating job in a department will be bid on and awarded to an employee in the next lower job classification within that department and in like manner, substitutes will be acquired for the other job classifications with the exception of the bottom job in each department.

The substitute will accrue seniority on the substitute job as of the date awarded and will be first to move up to the classification in which he is substituting when a vacancy occurs.

520.2 Substitute jobs in the bottom classification of each Operating Department or in departments with only one (1) job classification are open only to employees in the Maintenance Department with the classification of Laborer, Mechanic Helper, Mechanic Helper Grade 2, or Utility Repairman. Sub jobs are open to an Maintenance Department personnel when no one is left in the Operations pool. When not working at the substitute job, the employee will work in the Maintenance Department at the classification he held at the time of bidding in the substitute job or a subsequent classification up to and including that of Utility Repairman which he might be awarded while in the Maintenance Department and also holding The substitute job classification.

An employee working in a substitute job in the bottom classification or in a department with only one (1) job classification will gain departmental seniority on this job over a Laborer, Mechanic Helper, Mechanic Helper Grade 2, or Utility Repairman, but he will not gain seniority over maintenance personnel with higher or dual classifications, and operating employees.

520.3 Substitutes for the bottom classification or where there is only one classification who have not worked in the unit for six months will receive one week of training at their Maintenance rate.


                                    ARTICLE 6
                                TIME OFF WITH PAY

601 The Company will grant vacations with pay during the continuance of this Agreement in accordance with the following schedule:

601.1 Each employee who reports to work on or before the first working day of April of any year, after completing six (6) months service, will be entitled to a vacation consisting of one (1) week and one (1) day absence from his work and will receive as pay therefore the amount he would have earned according to his normally scheduled workweek computed on a straight base rate basis. A shift employee will begin such a vacation period upon his completing any regularly scheduled tour of work

601.2 After the first anniversary of continuous employment with the Company occurs, and beginning with each calendar year thereafter, each employee will be entitled to a vacation of two (2) weeks and one (1) day computed on his base hourly rate.

601.3 Beginning with the calendar year in which the fifth (5th) anniversary of continuous employment with the Company occurs, Maintenance Department employees will be entitled to a vacation of one hundred twenty-eight (128) hours computed on his base hourly rate. Operations Department employees will be entitled to a vacation consisting of three (3) scheduled shifts computed on his base hourly rate.

601.4 Beginning with the calendar year in which the tenth (10th) anniversary of continuous employment with the Company occurs, Maintenance Department employees will be entitled to a vacation of one hundred sixty-eight (168) hours computed on his base hourly rate. Operations

Department employees will be entitled to a vacation consisting of four (4) scheduled shifts computed on his base hourly rate.

601.5 Beginning with the calendar year in which the twentieth (20th) anniversary of continuous employment with the Company occurs, Maintenance Department employees will be entitled to a vacation of two hundred eight (208) hours computed on his base hourly rate. Operations Department employees will be entitled to a vacation consisting of five (5) scheduled shifts computed on his base hourly rate.

601.6 Beginning with the calendar year in which the thirtieth (30) anniversary of continuous employment with the Company occurs, Maintenance Department employees will be entitled to a vacation of two hundred forty (240) hours computed on his base hourly rate. Operations Department employees will be entitled to a vacation consisting of six (6) scheduled shifts computed on his hourly rate.

601.7 Maintenance Department employees having vacation eligibility in excess of two (2) weeks will be granted time off based on a forty (40) hour week [i.e. one hundred twenty-eight (128) hours becomes three weeks and one (1) day, one hundred sixty-eight (168) hours becomes four (4) weeks and one (1) day and two hundred eight (208) hours becomes five (5) weeks and one (1) day.]

601.8 Maintenance Department employees with three (3) or more weeks of vacation time due them may take one (1) week multiples of one (1) day. However, that all of these days continue to be considered vacation days, and as such, must be scheduled.

601.9 Operations Department employees with three (3) or more shifts of vacation time due them may take one (1) shift in multiples of one day providing they give one weeks notice and it shall not interfere with scheduled vacations or scheduled personal holidays.

601.10 Employees who are subs in the Operations Department will receive their vacation entitlement and holiday pay on a pro-rata basis. Each January, the time worked in each department the previous year will be determined and recorded. The pay rate for vacation and personal holidays will be determined according to the following formula: Fraction straight time worked in Maintenance multiplied by maintenance rate, plus fraction straight time in Operations multiplied by Operations rate. The vacation entitlement will be rounded to the nearest whole day.

602. Vacations for the Operations Department employees may be taken at any time during the calendar year. In the assignment of vacation time, the Company will, as far as feasible and in line with efficient operating schedules, comply with the expressed preference of employees on the basis of their seniority, provided, however, that no preference on the basis of seniority will be given unless such preference is expressed to the respective foreman on or before the first day of February. All vacations signed up for by February 1 will be approved or disapproved by March 1. In case an employee fails to indicate before June 1 of any year his vacation preference, his vacation period will be at the convenience of the Company and assigned to him by his foreman.

Vacations for the Maintenance Department employees may be taken at any time during the calendar year. In the assignment of vacation time, the Company will, as far as feasible and in line with efficient operating schedules, comply with the expressed preference of employees on the basis of their seniority, provided, however, that no preference on the basis of seniority will be given unless such preference is expressed to the respective foreman on or before the first day of February for the vacation period of February 1 to June 30 and by March 1 for the period of July 1 to December 31. All vacations signed up by February 1 for the vacation period of February 1 to June 30 will be approved or disapproved by March 1. All vacations signed up by March 1 for the vacation period of July 1 to December 31 will be approved or disapproved by April 1. In case an employee fails to indicate before June 1 for any year his vacation preference, his vacation period will be at the convenience of the Company and assigned to him by his foreman.

A weeks vacation requested by a Maintenance employee of less seniority, or equal seniority, will outweigh that of a single vacation day requested by a more senior employee, while a more senior employee requesting two or more vacation days will be granted his or her vacation preference over a less senior employee requesting a weeks vacation. In the case in which both employees have the same seniority, the greater amount of vacation time requested during the week will overrule the lesser amount of vacation requested.

Vacations within the above period will be allotted so far as possible at the time desired by the employee but the final decision will, in order to insure the orderly operation of the plant, be within the absolute discretion and judgment of the Company.

602.1 Hourly day employees scheduled to start their vacation on Monday will not normally be required to work the preceding Saturday or Sunday.

603. It will be compulsory for employees to take vacations annually as herein provided, with the exception of Paragraph 604 and 605.

604. An employee with two (2) or more weeks vacation, who upon request from the Company cancels a vacation after it has previously been approved per the Contract, may reschedule said vacation later that year or carry over that period of vacation to the next year or may reschedule said vacation and will bear no consequence on prior scheduling and shall be granted, when desired, if it does not interfere with the orderly operation of the plant.

605. Those employees who wish to be reimbursed in lieu of taking vacation and with the Company's prior approval, will be compensated per the following schedule:

      Vacation Entitlement              Sell Back Limit

      2 Weeks/1 Day ....................1 Week
      128 Hours/3 Shifts ...............40 Hours/1 Shift
      168 Hours/4 Shifts ...............50 Hours/2 Shifts
      208 Hours/3 Shifts ...............80 Hours/2 Shifts
      240 Hours/6 Shifts ...............120 Hours/3 Shifts

605.1 In the case of employees entitled to a vacation of more than one (1) week, such additional weeks of vacation may be taken consecutively or separately provided the same does not interfere with the orderly and efficient operation of the plant.

605.2 In determining vacation preference rights in the Operations Department, the following will apply: Combination Unit, FCC Unit, Boiler House, and Pump House, the top classification on each shift shall have preference of his first two shifts of vacation. He then has first choice of the remainder of his vacation entitlement after others on his shift have declared their choice of one shift of vacation in order of their classification ranking. In departments with only one (1) classification, seniority, except as provided in Section 511, will apply in the following order: (1) job seniority, (2) departmental seniority, (3) plant seniority, and (4) company seniority.

In determining vacation preference rights in the Maintenance Department, seniority will apply in the following order: (1) plant seniority, (2) job seniority, (3) departmental seniority, and (4) company seniority.

605.3 Vacation rights for any calendar year become vested in any regular, active, full-time employee with three (3) or more years of continuous active service as of the preceding May 31st, in accordance with the Company's letter to all employees dated December 23, 1966. However, after January 1, 1960, vacation rights for any calendar year become vested in any regular active full-time employee with three (3) or more years of continuous active service as of the preceding January 1st.

606. In determining vacation rights due employees upon retirement or death before retirement, January 1st is the starting date, and for each month thereafter up to his retirement or death, an employee will accrue 1/12th of his next year's vacation.

607. All rights to vacation or pay therefore will end with the termination of employment by resignation, or discharge for cause, of the employee, except those rights which have become vested in accordance with Section 605.3 of this Article 6.

608. After an initial absence from work of thirty (30) consecutive scheduled work days for any reason other than an injury compensable by Workmen's Compensation during the twelve (12) month period starting with January 1 of any year and extending through December 31 of that year, an employee's vacation time for the next ensuing year will be reduced by 1/12th, calculated to the nearest full day, for each thirty (30) scheduled work days of absence after the initial absence period of thirty (30) scheduled work days. This section will not apply to employees having twenty (20) or more years of service.

609.   The Company has the right to use substitutes in all situations.

610.1 In the event of the death of a spouse or child of any employee who has been in the employment of the Company for at least thirty (30) days, such employee will, upon request to his foreman, be granted the necessary time off but not to exceed five (5) consecutive work days. In the case of death in the immediate family of an employee, other than spouse, child or stepchild, such employee will upon request to his foreman, be granted the necessary time off but not to exceed three (3) consecutive calendar days. However, in the case where the funeral is not held within the above periods, the employee may be granted one extra day, if needed, to attend the funeral. For the purpose of the foregoing, it is understood that the immediate family will consist of legal mother or step mother, legal father or step father, or legal guardian, brother, sister, mother-in-law, father-in-law, step-brother, and step-sister.

In the case of the death of an employee's grandmother, grandfather or grandchildren, such employee, upon request to his foreman, will be granted one
(1) day off to attend the funeral. The employee will receive for each such day his base rate of pay times eight (8).

610.2 If an employee's vacation is interrupted by such death and he notifies the Company promptly, the number of bereavement days to which he normally would have been entitled shall be added to his vacation period.

610.3 When an employee is requested to act as pallbearer at the funeral of a fellow employee, he will, on request to his foreman, be granted such time off as is necessary to serve in such capacity. For each hour or fraction thereof rounded off to the nearest 1/2 hour used by an employee, he will be paid his base rate.

611 An employee who is called for jury service or jury selection, either local or federal, will be excused from work for the days on which he serves as juryman. Employees who report for jury service or jury selection and are dismissed from jury service or jury selection are expected to report to work for the remainder of their shift, if they are dismissed with two hours or more of their scheduled shift left to work. If there are two hours or less left of their scheduled shift, the employee need not report to work. Should they not return to work, they will be paid only for the time spent at jury service or jury selection.


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
Any employee who was called for jury service or jury selection and was excused from work for jury service or jury selection must provide the Company proof of time spent at jury service or jury selection before he will be reimbursed.

An employee who gives the Company advance notice of jury service or jury selection and is on third shift will have his shift adjusted so that he may get eight hours of steep before meeting his civil duty.

611.1 Jury service or jury selection and funeral days to count as time worked for the purpose of computing daily and weekly overtime.

                                    ARTICLE 7
                      UNION COMMITTEE AND UNION ACTIVITIES

701.1 The Union Committee will consist of seven (7) stewards and (2) alternates:

      -     1 from the FCC
      -     1 from the Combination Unit
      - 1 from the Boiler House, Loading Rack, Laboratory, and Pump House areas
      -     1 from the Operations Department at large (Alternate)
      -     4 from the Maintenance Department
      -     1 from the Body at large (Alternate)


All seven (7) stewards shall be recognized by the Company. A maximum of seven
(7) stewards, however, will attend any joint meetings, unless otherwise agreed to by both parties. Alternates will be recognized upon advance request when filling in for another steward on vacation, off sick, or excused from work.

The thirty (30) hours in 701.3 will be considered as a bank of 210 hours and the Union Committee of nine (9) stewards will draw upon this bank as needed, until all hours are used up. The intent of this is not to guarantee each steward 30 hours but to have those hours distributed among all the stewards and charged against the 210 hour bank.

701.2 Special meetings may be scheduled at any time by mutual agreement between the Company and the Union.

701.3 The Company will pay employees attending a joint meeting of the Union Committee and the Company Committee at their regular rate for 30 hours of total meeting time per year, after which the Company will pay employees at their regular rate for the hours which they are scheduled to work but did not work because of attending the meeting.

701.4 The names of the members of the Union Committee, together with the name of the Chairperson thereof and any change in the personnel thereof will be certified to the Company from time to time by the proper officers of the Union under the seal thereof.

701.5 Members of the Committee attending necessary and duly called meetings with Company representatives during their regular hours of work will be afforded such time off as may be reasonably required for such purpose without prejudice and without loss of time, provided advance notice is given to their department foreman.

702. The Company will provide and maintain a bulletin board at the time clocks of the Company which will be used by the Union exclusively for posting Union notices concerning or having reference to Union meetings, dues, social and recreational events, Union elections, appointments and job vacancies.


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
                                    ARTICLE 8
                          PROBLEM ADJUSTMENT PROCEDURE

801. Should any difference arise between the Company and the Union as to the meaning, application or claimed violation of any of the provisions of this Agreement, or should any one (1) or more employees of the classes covered by this Agreement have any complaint that any of its terms and conditions as to him or them are being violated, there will be no suspension of work on account of such differences or complaints, but an earnest effort will be made to settle them promptly by the following steps:

      Step 1. Any employee, or group of employees, or the Union Committee having a grievance shall reduce it to writing and discuss the grievance with his Department Foreman, with his Steward being present (if requested), within ten (10) days, exclusive of Saturday or Sunday, after the cause giving rise to the grievance occurs. The presentation of Step 1 grievances shall occur during the regular workday as the time permits, based on the availability of the involved supervisor, the grievant and the union representative. The Union representative will seek and obtain permission from the involved supervisor and from the Union representative's supervisor for the time on the clock in which to meet with the grievant and the involved supervisor for the presentation of a Step 1 grievance and such requests will not be unreasonably denied by the supervisors.

      Step 2. In the event no settlement is reached in Step "1", a joint meeting of Union and Management Committees shall be held thereafter within ten
      (10) days (exclusive of Saturday and Sunday) or such extended time as may be mutually agreed upon. A Business Representative of the Union may be present and participate in this meeting if requested to do so. The Company will respond to the Union in writing with their answer to step 2 within five (5) working days from the meeting.

      Step 3. In the event no settlement is reached by the procedure outlined in Steps "1" and "2", the Union may upon written notice to the employer, appeal the grievance to arbitration within ten (10) days (exclusive of Saturday and Sunday) after the Company's step 2 response. The arbitrator shall be selected from a list of nine (9) submitted to the parties from the Federal Mediation and Conciliation Service. This selection process will consist of each party alternately striking names from a nine (9) member panel. The name left after eight (8) strikes shall be the arbitrator used for the case which the panel was requested for. If the parties are unable to agree upon the selection, an Arbitrator will be appointed by the Federal Mediation and Conciliation Service. The Arbitrator so selected will conduct his hearings and proceedings in accordance with the rules of the Federal Mediation and Conciliation Service and will render his decision in writing on or before such time as may be determined by the Arbitrator.

802.1 In cases of discipline, the Company will issue such discipline within 5 scheduled work days of the occurrence in maintenance or 1 scheduled shift in operations unless the Company and Union agree to an extension of the time limit.

802.2 The Arbitrator will have no power to add to, subtract from, alter or modify in any way any of the provisions of this Agreement, directly or by drawing inferences from relationships. The decision of the Arbitrator on a matter properly before him within the limits of his jurisdiction will be final and binding on the parties. The expenses and fees of the Arbitrator will be borne equally by the Company and the Union. All other expenses, including witnesses, stenographic record, etc., will be paid for by the party ordering them.

803. No difference or complaint will be deemed valid to be processed under the forgoing provisions of the grievance procedure or submitted to arbitration hereunder unless the same will have been initiated within ten (10) normally scheduled work days exclusive of Saturday and Sunday after the occurrence of the circumstances out of which it arose. Should the Union dispute the Company's action as not being for just cause, the dispute may be processed starting at step 2 of the grievance procedure. Disciplinary letters will no longer be considered in the disciplinary cases after two (2) years from their date, except for verbal warnings which will no longer be considered after eighteen (18) months. Suspensions will no longer be considered after five (5) years.

804. Any time limit herein above set forth for the initiation or processing of a grievance or for submission to arbitration will be strictly complied with and if at any stage a time limit is not complied with, the difference or complaint (grievance) will be deemed settled and of no further validity, provided nevertheless that the parties may extend the time limit in any particular instance by agreement in writing.

805. It is understood and agreed that either party will have the right, at any step of the grievance procedure or arbitration, to request the presence of a representative of the national organization of the Union, and such representative will have the right to participate in any step or in arbitration, but the failure of the national organization of the Union to provide a representative at any time, even though requested to do so, will not prevent or delay processing as above provided or in any way affect any of the time limits provided.

806. It is understood and agreed that an Arbitrator can become involved in only one (1) Company-Union case at any one (1) time.


                                    ARTICLE 9
                                MILITARY SERVICE

901. Employees who either voluntarily or by reason of Selective Service regulations leave the employ of the Company for the purpose of performing military service in any branch of the US Armed Forces will be entitled on their release from such service, to resume their employment with the Company and to be restored to a position which their accrued seniority and experience warrant, provided they are physically fit to do so; and, provided such employees have not been discharged from the military service under circumstances or for causes which, when viewed in light of the nature of refinery operations and job requirements, would render re-employment inadvisable or inappropriate; and, provided further that they apply for work within ninety (90) days from the date of their release and have not voluntarily extended the period of their service beyond the first opportunity for discharge therefrom. The Company and Union Committee may by mutual agreement waive the ninety (90) day requirement in individual cases upon consideration of the merits of the case.

902. An employee who enters military service of the United States under the Selective Service Act of 1948, as amended, will be entitled to his vacation for that year either by way of time off or vacation pay.

903. Employees returning from military service will be entitled to vacation rights upon the completion of six (6) months' work in the calendar year of their return.


                                   ARTICLE 10
                                    NO STRIKE

1001. In consideration of the covenants and agreement to be performed by the Company under this Agreement, and to effect mutuality thereof the Union agrees that neither it nor any of its members will engage in any strike, sit-down, slowdown or work stoppage during the life of this Agreement. Also, the Company agrees that there shall be no lockout during the life of this Agreement, if any employee or group of employees represented by the Union should violate the intent of this section, the Union through its proper officers will promptly notify the Company and such employee or employees in writing, of its disapproval of such violations, and will take steps to effect a prompt resumption of work


                                   ARTICLE 11
                           EQUIPMENT SAFETY AND HEALTH

1101. In the interest of safe and efficient operation of the Company's plant and the protection of its employees, each employee of the Company will undergo, at such times as requested by the Company and at its expense, a physical examination to be conducted by a reputable physician designated by the Company. If an employee is not satisfied with the results of such physical examination, he will have the right to undergo a physical examination conducted by a reputable physician of his own choosing and at his own expense. If the results of the two (2) examinations do not agree, the physicians conducting said examinations will choose a third physician who will make a physical examination of such employee and the report and findings of such third physician will be final and conclusive upon the Company and the employee, the cost of which shall be borne equally by the Company and the employee. The last two (2) preceding sentences of this paragraph, however, will not apply to any examination by any physician connected with or designated by the United States Health Services or the Department of Health of the Commonwealth of Pennsylvania, the examination by latter physicians will be final.

1102. The future of United Refining Company is dependent upon the physical and psychological health of its employees. Being under the influence of a drug or alcohol on the job may pose serious safety and health risks not only to the user, but also to all those who work with the user and may diminish productivity. The possession, use or sale of an illegal drug in the workplace may also pose unacceptable risks for safe, healthful and efficient operations. Recognizing that the Company has adopted pre-employment screening practices designed to prevent hiring individuals who use illegal drugs, or whose use of illegal drugs or alcohol indicates a potential for impairment, now therefore, effective February 1, 1990, the Company and the Union hereby adopt this policy for all employees covered by this Agreement.

Section 1. Employee Assistance Program. The Company will maintain an Employee Assistance Program (EAP) which assists employees who suffer from alcohol or drug abuse and other personal problems in securing professional help. It is recognized that substance screening results can trigger participation in the EAP and no disciplinary action will be taken against any employee who is participating in the EAP solely because of his/her participation in the EAP. The EAP will monitor any employee's progress through treatment and after care in order to insure that the employee has every opportunity to be as productive an employee as he/she can be.

Section 2. Possession Prohibited. No employee at any work site may possess any quantity of alcohol or any substance or drug (lawful or unlawful) which, if taken in sufficient quantity (which quantity may be greater than that in the employee's possession) could result in impairment, except for authorized substances. "Work Site" means any office, building or property owned or operated by the employer, or any other personal effects, tools, and areas substantially entrusted to the control of the employee such as desk, files and lockers. Authorized substances include only: a) lawful over-the-counter drugs (excluding alcohol) in reasonable amounts; and b) other lawful (prescription) drugs taken at prescribed dosage.

Section 3. Impairment Prohibited. No employee will report for work or will work impaired by any substance, drug or alcohol, lawful or unlawful, except with management's approval; such approval will be limited to lawful medications and based strictly on an assessment of the employee's ability to perform his/her regular or other assigned duties safely and efficiently. "Impaired" means under the influence of a substance (alcohol .05%) such that the employee's motor sense (i.e. sight, speech, hearing, balance, reaction, reflex) or judgment either are, or may be reasonably presumed to be affected.

Section 4. Suspected Impairment. When there is reasonable cause to believe that any employee has reported to work or is working impaired, that employee may be required to submit to substance screening. In addition, any employee involved in a job related accident or incident which involves the apparent violation of any safety rule or standard which did result or could have resulted in injury or property damage where impairment appears to be the cause, may be subject to substance screening. Before an employee will be subject to substance screening, one of the following management personnel must be present in addition to the immediate supervisor and the management representative must concur that there is reasonable cause to believe the employee may be impaired: Refinery Manager, Maintenance Manager, Assistant Maintenance Manager, or Operations Manager. When one of the aforementioned management people are called, the supervisor will also call one of the members of the Union Committee and such union representative may be present to advise the employee of his or her rights, if a member of the Union's Committee can be contacted.

Section 5. Substance Screening. For the purpose of assuring compliance with Sections 3 and 4 above, employees will be subject to substance screening under the process described below. "Substance Screening" means prompt testing of blood and urine deemed necessary to determine possession or impairment, and the completion of a substance use questionnaire. The screening of employees is not intended to be a punitive program, but one in which those identified as having drug or alcohol related problems will be referred through the EAP for help.

Section 6. Substance Screening Process. All substance screening tests will be conducted by an approved NIDA certified technological laboratory and based on an appropriate sample obtained from the employee. If an initial analysis results in a positive finding, confirmatory tests will be conducted. If the confirmatory results are positive, the individual will be advised. An employee whose urine or blood reveals higher concentration (as spelled out in Appendix B and measured by EMIT BC/MS Test) of the drugs identified in Appendix B will be deemed to have a positive drug screening result.

Section 7. Disciplinary Action

a. Any dispute arising from the administration or interpretation of this policy will be subject to the grievance and arbitration procedures.

b. Except as herein after specified, any discipline meted out to an employee will be determined based upon the circumstances or event that gave rise to the substance screening and without regard to the results of the screening.

c. A positive substance screening test result will serve as a trigger mechanism for the EAP.

d. A positive substance screening result will allow the Company to require an employee to submit to a maximum of four (4) random tests within twelve (12) months of the positive result.

e. An employee who has a positive substance screening test result and who refuses to enter the EAP or fails to complete the treatment program he/she enters will be suspended for two (2) weeks for the first positive test.

f. Failure to submit to substance screening is grounds for automatic two (2) weeks suspension and the employee will be required to submit to a maximum of four (4) random tests within twelve (12) months of his/her refusal to take the substance screening test.

g. Any employee who has a second positive substance screening test result or refuses a second time to submit to substance screening or has a positive substance screening test result after having earlier refused to submit to substance screening or who refuses to submit to substance screening after having had a positive substance screening result will be discharged.

h. Possession of any substance referred to in Section 2 will result in a two (2) week suspension for the first offense and the employee will be required to submit to a maximum of four (4) random tests within twelve (12) months of the date the possession was discovered by the Company. Any subsequent possession of any substance referred to in Section 2 will result in discharge.

Section 8. Recognizing that the Company and the Union have a mutual interest in protecting the safety of employees and the assets of the Company, all Company employees shall be subject to random screening under the same general conditions as those subject to the Department of Transportation jurisdiction.

1102.1 The efforts of both the Company and the employees will be directed to maintaining all equipment, tools and property in a safe and efficient working order; and that the regulations and safety codes adopted, or to be adopted by the Company, the Department of Labor and Industry of the Commonwealth of Pennsylvania, and the Federal Government, as they affect this industry in the interest of the protection of health and safety of the employees and of plant property, will be observed by both the Company and the employees.

1102.2 The Company agrees to hold monthly Safety Meetings consisting of three Union representatives and three Management representatives.

Safety Meetings are intended and expected to be productive and beneficial to employees and the Company. The purpose of the meetings will include but not be limited to discussions about:

      -     Plant Safety Inspections
      -     Tool Box Meetings
      -     Safety Training
      -     OSHA Compliance
      -     Safety Work Order

The Safety Committee will submit written meeting minutes and recommendations to the Vice President of Refining and the Chief Steward of the Union.

Management will review recommendations for appropriate action as decided by Management.

1102.3 Each employee has a duty to properly use and care for all tools and equipment entrusted to him, and the Company will be entitled to take reasonable disciplinary action in the case of a breach of this duty.

1103. The Company agrees to an annual inspection and appropriate maintenance as indicated annually for the Pettibone Multikrane, the Grove 30 ton and 18 ton cranes, Electricians' line truck, Grove AP 308 and Insulators' bucket truck and Insulators' man lift. This inspection will be performed by any qualified contractor or qualified salaried employee.

1104. Any unlawful activity committed upon Company property will constitute grounds for discharge of the employee or employees participating therein. However such discharge as well as any other discharge, will be subject to the grievance procedure contained in Article 8, Section 801.

1105. Employees required to perform work which unavoidably results in the destruction of or serious damage to their boots or clothing by chemical action or other abnormal conditions will be provided suitable replacements by the Company, if the Company agrees the damage was the result of extraordinary circumstances.

1106. The Company will buy a pair of safety shoes with a value not to exceed $60.00 for any FCC operator or Zone Mechanic who has worked at the Alky for six consecutive months, or for any Isom operator or substitute that has incurred damage to his foot wear due to the nature of the process involved. Old shoes must be turned into their supervisor.

                                   ARTICLE 12
                                DEPARTMENT LISTS

1201. The Company agrees to furnish the Union promptly upon execution of this Agreement a list of the departments in its plant showing as to each department the various positions thereunder, together with the wage rates for each classification.

1202. The Company will provide the Union with copies of posted work schedules and posted Company memos that pertain to all Bargaining Unit employees.


                                   ARTICLE 13
                                 EDUCATION FUND

1301. LOCAL 96 EDUCATION FUND. The Company agrees to participate in the Local 95 Education Fund. Contributions shall be $.05 per hour for each hour worked up to a maximum of 2080 hours per year for each employee, payable Monday following payday.

The Union agrees to focus the first twelve (12) months of education on safety related matters.


                                   ARTICLE 14
                                    DURATION

1401. This Agreement will continue in full force and effect from 12:01 a.m. on the 1st day of February, 1996, to and ending at 12:01 a.m. on the 1st day of February, 2001, and will thereafter automatically renew itself for subsequent periods of two (2) years each unless written notice is forwarded by registered mail by either party hereto to the other party at least sixty (60) days prior to the termination date of this Agreement, or of any then current renewed term, of a desire to terminate or modify this Agreement. Within said period of sixty (60) days the parties hereto will confer with each other for the purpose of mutually considering upon what terms and conditions this Agreement may, if possible, be extended. During any such sixty (60) day period there will be no suspension of work by the employees by reason of inability to mutually agree upon new terms and conditions. Except that on February 1, 1997, the topics of the IUOE Central Pension Fund and the pre-retirement death benefit of The Hourly Noncontributory Pension Fund may be reopened.